Exhibit 99.d.v

FOURTH AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

FOR

AGFiQ FUNDS

This Amendment to the Investment Advisory Agreement is hereby made as of the 11th day of May, 2020, between AGF Investments Trust, a Delaware statutory Trust (the “Trust”), on behalf of its series as set forth on Appendix A to the Investment Advisory Agreement (each, a “Fund” and, collectively, the “Funds”) and AGF Investments LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to the Investment Advisory Agreement dated February 19, 2016 (the “Agreement”), as amended November 14, 2017, February 16, 2019 and May 13, 2019;

WHEREAS, effective November 18, 2019, the Trust changed its name from FQF Trust to AGF Investments Trust, and effective May 6, 2019, the Adviser changed its name from FFCM LLC to AGF Investments LLC;

WHEREAS, the Trust and the Adviser hereby wish to amend the Agreement to update the names of the Adviser and the Trust; and

WHEREAS, the parties hereby wish to amend Appendix A to the Agreement to reflect a reduction in the advisory fee schedule for the AGFiQ U.S. Market Neutral Momentum Fund and AGFiQ U.S. Market Neutral Value Fund; and

WHEREAS, pursuant to Section 9 of the Agreement, the Board of Trustees of the Trust approved such amendment to the Agreement at a meeting held on May 11, 2020.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.	All references in the Agreement to FQF Trust are hereby deleted and replaced in their entirety with AGF Investments Trust.

2.	All references in the Agreement to FFCM LLC are hereby deleted and replaced in their entirety with AGF Investments LLC.

3.	The compensation payable by the Funds to the Adviser as set forth on Appendix A to the Agreement is revised effective as of June 1, 2020 to provide as follows:

Fund	Effective Date	Fee Rate
AGFiQ U.S. Market Neutral Momentum Fund (MOM)	June 1, 2020	0.45%
AGFiQ U.S. Market Neutral Value Fund (CHEP)	June 1, 2020	0.45%
AGFiQ U.S. Market Neutral Anti-Beta Fund (BTAL)	December 6, 2018	0.45%
AGFiQ Hedged Dividend Income Fund (DIVA)	December 6, 2018	0.45%
AGFiQ Global Infrastructure ETF (GLIF)	December 6, 2018	0.45%
AGFiQ Dynamic Hedged U.S. Equity ETF (USHG)	December 6, 2018	0.45%

4.	Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date hereof.

AGF Investments Trust

By:	/s/ Josh Hunter
Name: Josh Hunter
Title: Treasurer

By:	/s/ William H. DeRoche
Name: William H. DeRoche
Title: President and Principal Executive Officer

AGF Investments LLC

By:	/s/ Judy Goldring
Name: Judy Goldring
Title: President & Head of Global Distribution

By:	/s/ Damion Hendrickson
Name: Damion Hendrickson
Title: Managing Director, U.S. Business